Sierra Monitor Corporation Wins $2.5 Million

Fire and Gas Instrumentation Order

Largest Single Order in Company History

Milpitas, California – July 26, 2011 – Sierra Monitor Corporation (OTC: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced that it has been awarded an order to supply fire and gas instrumentation to be installed in a major Middle East project.  The order for instrumentation combined with ancillary monitoring and alarm equipment is the largest single order in the Company’s history.

“Since the opening of our Dubai-based sales office, Sierra Monitor has successfully implemented safety systems at several key accounts in the region.  This order capitalizes on our quality reputation and significantly expands our Middle East installed base,” said Gordon Arnold, chairman and chief executive officer.  Valued at over $2.5 million, the order involves the supply of gas detection and flame detection modules, beam type gas monitors and numerous audible and visible alarm devices. “We anticipate shipment of the complete order in the fourth quarter of 2011.”

Sierra Monitor’s gas detection devices and systems are designed to detect hazardous gases such as combustible gas, oxygen deficiencies and toxic gases before they reach dangerous levels. The Company’s detection systems have advanced data communications capabilities that  enable them to interface to centrally located control systems.

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation.  The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers.  By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems.  The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection.  Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial, and military applications, while reducing demands on resources and energy consumption.

Safe Harbor Statement
This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, without limitation, statements made by our Chairman and CEO relating to the Company’s ability to manufacture and deliver the largest single order in the Company’s history for gas detection modules in the fourth quarter to a major Middle East customer. Further information on potential factors that could affect the Company’s ability to fulfill the order and the Company’s financial results are included in risks described in Sierra Monitor’s filings with the Securities and Exchange Commission, including, without limitation, Sierra Monitor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Sierra Monitor does not undertake any obligation to update forward-looking statements contained in this release.

Sierra Monitor Investor Relations Contact:
Steve Polcyn
408-262-6611 ext. 1341
spolcyn@sierramonitor.com